COMMUNITY CENTRAL BANK CORPORATION
FORM 10-KSB (continued)


                                   EXHIBIT 20


                       PROXY STATEMENT OF THE CORPORATION
                              DATED MARCH 27, 1998

                       COMMUNITY CENTRAL BANK CORPORATION
                              100 NORTH MAIN STREET
                                    PO BOX 7
                          MOUNT CLEMENS, MI 48046-0007


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 21, 1998

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                       COMMUNITY CENTRAL BANK CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COMMUNITY CENTRAL BANK CORPORATION will be held at the Fern Hill Country Club, 17600 Clinton River, Clinton Township, Michigan, on Tuesday, April 21, 1998, at 10:00 A.M., for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. To elect four Class I directors for a three year term, as detailed in the accompanying Proxy Statement.

         2. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

         Only those stockholders of record at the close of business on Monday, March 23, 1998, shall be entitled to notice of and to vote at the meeting.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy by Tuesday, April 14, 1998.

By Order of the Board of Directors,




Harold W. Allmacher                          Richard J. Miller
Chairman of the Board &                      President & Chief Operating Officer
   Chief Executive Officer


Dated:  March 27, 1998

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


                       COMMUNITY CENTRAL BANK CORPORATION
                              100 NORTH MAIN STREET
                                    PO BOX 7
                          MOUNT CLEMENS, MI 48046-0007

                                                                  March 27, 1998

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to stockholders of Community Central Bank Corporation (the Corporation) in connection with the solicitation of proxies by the Board of Directors of the Corporation, for use at the Annual Meeting of stockholders of the Corporation to be held on Tuesday, April 21, 1998, at 10:00 A.M., at the Fern Hill Country Club, 17600 Clinton River, Clinton Township, MI and at any and all adjournments thereof. The proxy materials were mailed to stockholders on or about March 27, 1998.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof.

         The entire cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail or telegraph, or by directors, officers, or regular employees of the Corporation or its subsidiary, in person or by telephone. The Corporation will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Common Stock of the Corporation.

         The Board of Directors, in accordance with the By-Laws of the Corporation, has fixed the close of business on March 23, 1998, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

         At the close of business on such record date, the outstanding number of voting securities of the Corporation was 1,265,000 shares of Common Stock, each of which is entitled to one vote.


                              ELECTION OF DIRECTORS

         The Corporation's Certificate of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at eleven. The Certificate of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly as equal as possible.

         The Board of Directors has nominated Salvatore Cottone, Bobby L. Hill, Richard J. Miller, and Dean S. Petitpren as Class I directors for three year terms expiring at the 2001 Annual Meeting and upon election and qualification of their successors. Each of the nominees is

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presently a Class I director of the Corporation whose term expires at the April
21, 1998, Annual Meeting of the shareholders. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 1999 or 2000 Annual Meeting, as the case may be.

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the four nominees listed herein. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person so selected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Corporation's Common Stock as of February 1, 1998, by the nominees for election as directors of the Corporation, the directors of the Corporation whose terms of office will continue after the Annual Meeting, the executive officer named in the Summary Compensation Table, and all directors and executive officers of the Corporation as a group.



--------------------------------------------------------------------------------
           Name of Beneficial Owner               Amount       Percent of Class
                                                Beneficially  Beneficially Owned
                                                 Owned (1)
--------------------------------------------------------------------------------
Harold W. Allmacher............................  47,200  (2)        3.66%
Gebran S. Anton................................  29,700  (3)        2.30%
Joseph Catenacci...............................  29,700  (3)        2.30%
Raymond M. Contesti............................  18,700  (3)        1.45%
Salvatore Cottone..............................  29,700  (3)        2.30%
Celestina Giles................................  12,553  (2)        0.97%
Bobby L. Hill..................................  14,300  (3)        1.11%
Joseph F. Jeannette............................  32,450  (3)        2.52%
Richard J. Miller..............................  13,200  (2)        1.02%
Dean S. Petitpren..............................  29,700  (3)        2.30%
Carole L. Schwartz.............................  32,050  (3)        2.49%
All directors and executive officers of the
   Corporation as a group (11 persons)......... 289,253            22.44%
--------------------------------------------------------------------------------

(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.
(2) Includes 2,200 shares that such person has the right to acquire within 60 days of February 1, 1998, pursuant to the Corporation's 1996 Employee Stock Option Plan. Such person also holds an option under this Plan to purchase an additional 3,300 shares, which has not yet vested.
(3) Includes 2,200 shares that such person has the right to acquire within 60 days of February 1, 1998, pursuant to the Corporation's 1996 Stock Option Plan for Nonemployee Directors. Such person also holds an option under this Plan to purchase an additional 2,200 shares, which has not yet vested.




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The table below shows the beneficial ownership of the Corporation's Common Stock by each person who was known by the Corporation to own beneficially more than 5% of the Corporation's Common Stock as of February 1, 1998. The information is based on filings that have been made by such persons with the Securities and Exchange Commission and other information that has been provided to the Corporation by such person. To the best of the Corporation's knowledge, no other person owns more than 5% of the Corporation's outstanding Common Stock.

--------------------------------------------------------------------------------
           Name and Address                   Shares             Percent of
           of Beneficial Owner              Beneficially         Common
                                              Owned                Stock
--------------------------------------------------------------------------------

Willard G. Pierce                             220,000             17.4%
     820 West Clinton Street
     Hastings, MI  49058




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


INFORMATION ABOUT DIRECTORS AND NOMINEES AS DIRECTORS

         The following information is furnished with respect to each person who is presently a director of the Corporation whose term of office will continue after the Annual Meeting of stockholders, as well as those persons who have been nominated for election as a director, each of whom is presently a director of the Corporation as well as a director of Community Central Bank (the
Bank), which is the Corporation's subsidiary.


------------------------------------------------------------------------------------------------------------------------
                                                                                 Has Served           Year When Term
                                                                                 as Director          or Proposed Term
           Name, Age, Principal Occupation                                          Since             of Office Expires
------------------------------------------------------------------------------------------------------------------------
Harold W. Allmacher, 58.........................................................     1996                 1999
   Chairman of the Board and Chief Executive Officer;
     Community Central Bank Corporation and Community Central Bank

Gebran S. Anton, 65............................................................      1996                 1999
   Co-owner; Anton, Zorn & Associates (Commercial & Industrial
     Real Estate Brokerage)
   President; Gebran Anton Development Co. (Real Estate Development)

Joseph Catenacci, 62............................................................     1996                 2000
   Executive Vice President; John Carlo, Inc. (Highway and Heavy
     Construction)

Raymond M. Contesti, 62.........................................................     1996                 2000
   Superintendent; Clintondale Community Schools

Salvatore Cottone, 57...........................................................     1996                 2001
   President; Resco, Inc. (Real Estate Development)

Celestina Giles, 50.............................................................     1996                 2000
   Bank Officer; Community Central Bank

Bobby L. Hill, 66...............................................................     1996                 2001
   County Commissioner; Macomb County Board of Commissioners

Joseph F. Jeannette, 53.........................................................     1996                 1999
   Assistant Director; Utica Community Schools

Richard J. Miller, 39...........................................................     1996                 2001
   President and Chief Operating Officer;
   Community Central Bank Corporation and Community Central Bank

Dean S. Petitpren, 55...........................................................     1996                 2001
   President; Petitpren, Inc. (Beer Distribution)

Carole L. Schwartz, 60..........................................................     1996                 1999
   Commissioner; Zoning Board of Appeals

In addition Harold W. Allmacher and Celestina Giles held similar positions, while Richard J. Miller served as Vice President of Finance, with Old Kent Bank
- Macomb (formerly First National Bank in Macomb County) for substantially all of the three year period prior to the inception of the Corporation and the Bank.




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BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Corporation has standing Audit and Compensation Committees of the Board of Directors.

         The members of the Audit Committee consist of Salvatore Cottone, Chairman; Bobby L. Hill, Joseph F. Jeannette, and Carole L. Schwartz. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of independent accountants, approving the scope of audit and non-audit services performed by the independent accountants, reviewing the results of their audit, reviewing the Corporation's internal auditing activities and financial statements, and reviewing the Corporation's system of accounting controls and recordkeeping.

         The members of the Compensation Committee consist of Raymond M. Contesti, Joseph F. Jeannette and Carole L. Schwartz. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation. At present, all officers of the Corporation are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Corporation. The Compensation Committee is responsible for awarding incentive stock options to executive management of the Corporation and the Bank.

         The Board of Directors is responsible for reviewing and making recommendations as to the size and composition of the Board of Directors, nominating candidates for election as directors at the annual meetings, and filling any vacancies that may occur between annual meetings. The Board of Directors will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to the Board of Directors in care of Harold W. Allmacher, Chairman and CEO of the Corporation. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Board of Directors for its consideration, are required to comply with the advance notice and other requirements set forth in the Corporation's Articles of Incorporation.

         During the year ended December 31, 1997, there were a total of twelve meetings of the Board of Directors of the Corporation. Each director attended at least 75% of the total number of meetings of the Board of Directors held during the period that the director served. There were two meetings of the Audit Committee and two meetings of the Compensation Committee during 1997.

         During 1997, no compensation was paid to any directors of the Corporation for their services in such capacities.




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


         Members of the Corporation's Board of Directors who are not employees of the Corporation or any of its affiliates (Nonemployee Directors), each received an option to purchase 4,400 shares of Common Stock of the Corporation at a price of $9.09 per share, pursuant to the Corporation's 1996 Stock Option Plan for Nonemployee Directors which was approved on June 1, 1996. Under this Plan, each option was immediately exercisable for 1,100 shares when granted. Thereafter, as of the date of each Annual Meeting, each option is exercisable for an additional 1,100 shares until it is exercisable in full. Each option expires not later than seven years after its date of grant. Nonemployee Directors who are appointed or elected after June 1, 1996, will receive an option for a lesser number of shares, the number of which will depend on which annual meeting is the first annual meeting occurring concurrently with, or after he or she becomes a Nonemployee Director.

REPORT OF THE COMPENSATION COMMITTEE

         The Securities and Exchange Commission (SEC) has set rules regarding the presentation of certain statistical information with regard to salaries and certain benefits paid to each corporation's CEO and the four most highly compensated individuals earning over $100,000. This information along with the Report of the Compensation Committee is presented below. The Corporation's and the Board's policies and practices pertaining to executive officer compensation have been in practice since inception.

         All employees of the Corporation are also employees of the Bank. All employees salaries as such are paid by the Bank.

         The Bank's Compensation Committee, which is made up of the same directors as the Corporation's Compensation Committee, is responsible for setting the salary levels of all officers of the Bank, including its executive officers. Following review and approval by the Bank's Compensation Committee, all issues pertaining to officer and executive salaries are submitted to the full Board of Directors of the Bank for approval.

Salaries and Bonuses

         In setting the salary level of and awarding bonuses to the named executive in the Summary Compensation Table and other executive officers, the compensation amounts are set based upon the Compensation Committee's perception of the performance of such persons. The Compensation Committee looks at many factors which may include, but are not limited to:

            - Overall performance of the Bank and Corporation as compared to strategic goals
            -  Performance of the Bank and Corporation as compared to peers
            -  Length of service to the Bank and Corporation
            - Comparisons of salary levels to similar executives within the industry
            -  The performance of the Corporation's common stock
            -  The executive's leadership of the Bank and its employees
            - The executive's stature in the community and his value as a representative of the Bank and Corporation




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


Employee Stock Option Plan

         Under the Corporation's 1996 Employee Stock Option Plan, stock options are granted to the Bank's senior management and other key employees. The Compensation Committee of the Corporation is responsible for awarding the stock options. These options are awarded to give senior management and other key employees an additional interest in the success, profitability, and future growth of the Bank and the Corporation. In making grants, the Compensation Committee may consider the position and responsibilities of the employee, the value of his or her services and accomplishments, and such other factors as they deem relevant.


SUMMARY COMPENSATION TABLE

         The following table details the compensation received by the named executive for the period from April 26, 1996 (inception) to December 31, 1996, and the year ended December 31, 1997:


                                                                                   Long Term
                           Annual Compensation                                   Compensation
-------------------------------------------------------------------       --------------------------
         Name and
         Principal                                                                        All Other
         Position                     Year       Salary       Bonus        Options      Compensation
         ---------                    ----       ------       -----        --------     ------------

Harold W. Allmacher,
   CEO............................    1997     $67,500        None           None            None
                                      1996     $31,154        None           5,500           None


OPTIONS GRANTED IN 1997

         The following table provides information on options granted to the named executive during the year ended December 31, 1997:


                             Individual Grants
--------------------------------------------------------------------------------
                      Number of         % of Total
                         Shares          Options
                      Underlying        Granted to     Exercise or
                         Options        Employees       Base Price     Expiration
         Name            Granted          in 1997         Per Share       Date
         ----         ---------         ---------      ----------      --------

Harold W. Allmacher,
   CEO...............    None              N/A             N/A            N/A
--------------------





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AGGREGATED STOCK OPTION EXERCISES IN 1997
AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 1997, by the named executive, and the value of unexercised options at December 31, 1997:


                                                                                      Value of
                                                          Number of                  Unexercised
                                                        Unexercised                  In-the-Money
                           Shares                         Options at                  Options at
                         Acquired on    Value             12-31-1997                 12-31-1997 (1)
         Name              Exercise    Realized    Exercisable / Unexercisable  Exercisable / Unexercisable
-----------------        ---------    ---------    ---------------------------  ---------------------------
Harold W. Allmacher,
   CEO.................    None          N/A             2,200 / 3,300             $11,352 / $17,028


(1) Values are calculated by subtracting the exercise price of the option from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $14.25 per share, the average of the closing bid and asked prices reported by the OTC Bulletin Board as of December 31, 1997.


CERTAIN TRANSACTIONS

         The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Corporation's directors, executive officers, and principal stockholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

         The main office of the Corporation and the Bank is being leased from T.A.P. Properties, LLC, a company partially owned by two directors; Gebran S. Anton and Dean S. Petitpren. The lease has a term of 15 years. The term of the lease and rent payments thereunder are similar to those prevailing at the time for comparable leases in the local market.





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                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Plante & Moran, LLP as the Corporation's principal independent auditors for the year ending December 31, 1998. Representatives of Plante & Moran plan to attend the Annual Meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by stockholders.


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         A proposal submitted by a stockholder for the 1999 Annual Meeting of stockholders should be sent to Lisa Medlock; Corporate Secretary, at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007. Proposals must be received by November 27, 1998, in order to be eligible to be included in the Corporation's Proxy Statement for that meeting.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.




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